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                                                                    EXHIBIT 99.1


For Immediate Release
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WESTERN DIGITAL ANNOUNCES EXPECTED RANGE FOR Q2

IRVINE, CA.-- January 20, 2000 -- Western Digital Corporation (NYSE: WDC) today announced that the net loss before special charges and extraordinary gain for its quarter ended December 31, 1999 is expected to be in the range of $67 to $70 million. The related loss per share is expected to be in the range of $.55 to $.58 on a share count of 121.1 million. The Company had previously announced that its December quarter operating loss would be significantly lower than Wall Street analysts' consensus of about $100 million before special charges.

This release contains forward-looking statements relating to the Company's expected results for its quarter ended December 31, 1999. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including final accounting for the Company's operations during the quarter and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Contact:
Bob Blair
Western Digital Corporation
949-932-7834
bob.blair@wdc.com